Exhibit 4.4

                                      NOTE

$1,500,000.00                                                  November 25, 1997

         FOR VALUE RECEIVED, the undersigned, QUALITY PRODUCTS, INC. a Delaware corporation and QPI MULTIPRESS, INC., an Ohio corporation (collectively "Borrower"), with offices at 560 Dublin Avenue, Columbus, Ohio 43215-2388, hereby jointly and severally promise to pay to the order of EASTLAKE SECURITIES, INC., a New York corporation ("Agent"), at its office at 575 Lexington Avenue, New York, New York 10022-6102 (or such other place as Agent may direct from time to time), in lawful money of the United States and in immediately available funds, the principal amount of one million, five hundred thousand dollars ($1,500,000.00) advanced to Borrower under that certain Credit Agreement of even date herewith (the "Credit Agreement"), together with interest of six percent (6%) per annum thereon computed daily on the basis of a 360 day year, in accordance with the Credit Agreement.

         Borrower shall pay installments of fifty thousand dollars ($50,000) principal together with accrued interest on the last Business Day (as defined in the Credit Agreement) of each December, March, June and September, commencing December 31, 1997. All payments made shall be applied first to accrued interest and only thereafter to reduction of the principal balance then outstanding. The unpaid balance of this Note (assuming no prior acceleration) shall be due and payable in full, together with accrued interest thereon, on December 29, 2000.

         If any amount is not paid in full on the date due hereunder, all amounts due hereunder shall accelerate and become immediately due and payable and all such unpaid amount shall bear default interest, from such date until the date of actual payment (and before as well as after judgment) at the per annum rate of twelve percent (12%), computed daily on the basis of a 360 day year.

         This Note is the "Note" referred to in the Credit Agreement. This Note is secured by the Collateral described in the Security Agreement and the Loan Documents referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement and the Loan Documents for rights and obligations of payment and prepayment, events of default, and the right of Agent to accelerate the maturity hereof upon the occurrence of such events.

         Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and nonpayment of this Note.

         Borrower agrees to pay all collection expenses, court costs, and reasonable attorneys fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Note.



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         The  undersigned,  who if two or more in number,  jointly or severally, hereby irrevocably authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States (other than any court in which utilization of this warrant of attorney would be contrary to law) at any time after this Note becomes due, whether by lapse of time, acceleration or otherwise, to waive the issuance and service of process, to admit maturity and nonpayment of the indebtedness evidenced by this Note, and to confess judgment against the undersigned (or any of them) in favor of Agent for the amount then appearing due, together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. The foregoing warrant of attorney shall survive the judgment. Should any judgment be vacated for any reason, the foregoing warrant of attorney nevertheless may thereafter be utilized for obtaining additional judgment or judgments. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses, or reasonable counsel fees shall be due, by filing an original or a photostatic copy of this Note. The undersigned hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted. The undersigned agrees that Agent's attorney may confess judgment pursuant to the foregoing warranty of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the Agent.

         This Note shall be governed by and construed in accordance with the laws of Ohio, without giving effect to principles of conflicts of law. Borrower hereby (i) irrevocably consents and agrees that any action or proceeding for the enforcement of this Note may be brought in any Federal or state court situated in Franklin County, Ohio, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon Borrower at the address above (or such new address for service, which shall be the same address as Borrower's principal office, as Borrower may notify Agent in writing by certified mail, return receipt requested), which, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon Borrower, in addition to any other


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method of service  permitted  by law, and (iii) waives any claim that such court is not a convenient forum for any such action and waives any defense of lack of in personam jurisdiction or improper venue with respect thereon.

         WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                                 QUALITY PRODUCTS, INC.


                                                 By:/s/Bruce C. Weaver
                                                 ---------------------------
                                                    Bruce C. Weaver, President


                                                 QPI MULTIPRESS, INC.


                                                By: Bruce C. Weaver
                                                ----------------------------
                                                    Bruce C. Weaver, President

         WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


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